Exhibit 10.1
SECOND AMENDMENT TO SALES AGREEMENT
     THIS SECOND AMENDMENT TO SALES AGREEMENT (the “Amendment”) is entered into as of the 24th day of November, 2009, by and between Capstead Mortgage Corporation (the “Company”) and BRINSON PATRICK SECURITIES CORPORATION (the “Sales Manager”), as follows:
RECITALS:
     WHEREAS, the Company and the Sales Manager have entered into a Sales Agreement dated as of March 10, 2008 (the “Initial Agreement”);
     WHEREAS, the Company and Sales Manager have entered into a First Amendment to the Initial Agreement dated as of August 4, 2008 (the “First Amendment” and together with the Initial Agreement, the “Agreement”); and
     WHEREAS, the Company and the Sales Manager desire to amend the Agreement;
     NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, intending to be legally bound, the Company and the Sales Manager agree as follows:
     SECTION 1. Defined Terms. Capitalized terms not otherwise defined herein shall have the meaning attributed to them in the Agreement.
     SECTION 2. Amendment to Section 2.1(c) of the Agreement. Section 2.1(c) of the Agreement is amended and restated to read as follows:
     “(c) The compensation to the Sales Manager for sales of Common Stock sold under this Agreement shall be at the following commission rates: 3.0% of the gross sales price per share (“sales proceeds”) for the first $8 million of aggregate sales proceeds raised in each Sales Period; 2.5% of sales proceeds for the next $4 million of aggregate sales proceeds raised in each Sales Period; 2.0% of sales proceeds for next $88 million in aggregate sales proceeds raised in each Sales Period; and 1.0% of sales proceeds for any additional aggregate sales proceeds raised in each Sales Period. For purposes of this section 2.1(c), the initial “Sales Period” shall commence on March 10, 2008 and shall end on December 31, 2010 and each subsequent Sales Period shall be for a two year period, commencing on January 1 and ending on December 31 of the following calendar year. The remaining proceeds, after further deduction for any transaction fees imposed by any governmental or self-regulatory organization in respect to such sale shall constitute the net proceeds to the Company for such Common Stock (the “Net Proceeds”). For purposes of the first sentence of this section 2.1(c), sales proceeds include sales proceeds from sales of Common Stock by the Sales Manager for the account of the Company, whether under this Agreement, or otherwise.”
     SECTION 3. Counterparts. This Amendment may be executed in separate counterparts, each of which shall be deemed an original and both of which shall constitute a single agreement.
     SECTION 4. Binding Effect. Except as expressly amended hereby, the Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. Any reference to the “Agreement” or the “Sales Agreement” in the Agreement shall be deemed to be a reference to the Agreement as amended hereby.
     SECTION 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York.
     IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Sales Agreement as of the day and year first written above.

CAPSTEAD MORTGAGE CORPORATION
By:	/s/ Phillip A. Reinsch
	Name:	Phillip A. Reinsch
	Title:	Executive Vice President & Chief Financial Officer

BRINSON PATRICK SECURITIES CORPORATION
By:	/s/ Todd Wyche
	Name:	Todd Wyche
	Title:	Managing Director

2